Exhibit 10.1

March 27, 2019

Via Hand Delivery

Melissa Burstein

Re: Change in title and compensation

Dear Melissa:

On behalf of Ra Medical Systems (the “Company”), I am offering you continued employment with the Company in the position of Vice President, reporting to Thomas Fogarty, Chief Commercial Officer. If you decide to accept this new position, your new annual salary will be $230,000, and you will be eligible for a bonus of up to 35% of your annual salary, based on performance.  You will not receive a car allowance in this new role.

You will also continue to be eligible to participate in certain employee benefit programs generally made available to similarly situated Company employees, including, but not limited to, group health insurance and paid time off, subject to the satisfaction of any eligibility requirements and subject to the terms of such benefit programs. The Company will continue to pay your premiums for group health insurance for you and your covered dependents through May 31, 2019 only. Beginning on June 1, 2019, you will be responsible for all premiums for your benefit plans, consistent with the terms applicable to all employees under such plans. You should note that the Company may modify job titles and salaries, and may modify or terminate benefits from time to time as it deems necessary or appropriate.

You will also be expected to abide by the Company’s rules and standards. Additionally, you will remain subject to your At‑Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent and other intellectual property rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information.

Please recognize that this letter sets forth your change in title and compensation.  However, it does not constitute an employment contract for a specified duration.  To accept the Company’s offer, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, your confirmatory employment letter dated July 13, 2018, except that your Change in Control and Severance Agreement, dated July 13, 2018 (the “Severance Agreement”) will remain in full force in effect as it was prior to the date hereof.

This letter, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by the CFO of the Company and you. This offer of continued employment will terminate if it is not accepted, signed and returned by March 29, 2019.  If you do not accept this offer, you will be entitled to the severance benefits for a “Qualifying Non-CIC Termination” as specified in your Severance Agreement.

Sincerely,

/s/ Sue S. Bacino

Sue S. Bacino

Director Human Resources

Signature:	/s/ Melissa Burstein
Printed Name:	Melissa Burstein
Date:	March 29, 2019